Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is made and entered into as of July 31, 2016 (the “Separation Date”), by and between Barry Wolfenson (the “Executive”) and Derma Sciences, Inc. (the “Company”). The Company and Executive are sometimes collectively referred to herein as the Parties and individually as a Party. As used in this Agreement, the term “affiliate” shall mean any entity controlled by, controlling, or under common control with, the Company.

WHEREAS, Executive and the Company have determined to provide for the separation of Executive’s employment with the Company and its affiliates on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Separation. As of the Separation Date, Executive’s employment and status as an employee and officer with the Company and its affiliates (including, without limitation, as Group President, Advanced Wound Care of the Company) will terminate and Executive will cease to be an employee of any and all of the foregoing. In addition, as of the Separation Date, Executive shall, and by execution of this Agreement he does, resign from any and all directorships Executive may hold with any of the Company’s affiliates.

2. Accrued Benefits. The Company will pay and provide to Executive the following payments and benefits:

(a) Salary and PTO Pay. Within 10 calendar days after the Separation Date, or such earlier date as required by law, the Company will issue to Executive his final paycheck, reflecting (i) his unpaid base salary through the Separation Date, and (ii) his accrued but unused PTO pay through the Separation Date.

(b) Expense Reimbursements. Within 30 calendar days following the Separation Date, the Company will reimburse Executive for any reasonable unreimbursed business expenses actually and properly incurred by Executive in connection with carrying out his duties with the Company through the Separation Date in accordance with applicable Company business expense reimbursement policies, which expenses will be submitted by Executive to the Company with supporting receipts and/or documentation no later than 10 calendar days after the Separation Date.

(c) Equity Awards. The Company has granted Executive stock options and other equity based compensation that are outstanding as of the Separation Date pursuant to the terms and conditions of the Company’s equity compensation plan and the equity award agreements between the Parties (the “Equity Awards”). As partial consideration for Executive’s obligations under the Non-Compete provisions set forth in Section 6(d) hereof, the following Equity Awards that remain outstanding immediately prior to the Separation Date shall become vested and exercisable, effective as of the Separation Date, until the Expiration Date set forth on the following table:

Equity Award and Expiration Date	Equity Awards to Vest as of the Separation Date	Exercise Price
Time-Based Stock Option (Granted 2/14/14 and Expiring 2/14/24)	5,875 option shares	$13.39/share
Time-Based Stock Option (Granted 2/12/2015 and Expiring 2/12/25)	6,500 option shares	$8.83/share
Time-Based Stock Option (Granted 3/2/16 and Expiring 3/2/2026)	12,000 option shares	$3.30/share

Any remaining unvested Equity Awards that have not vested prior to the Separation Date and that do not vest in accordance with this Section 3(c) shall be forfeited effective as of the Separation Date.

(d) Other Benefits. All Company-provided benefits shall cease to accrue on the Separation Date, including, but not limited to, accrual of PTO, sick, and other benefits. The Executive shall be eligible for COBRA coverage as set forth below.

3. Severance Benefits. In consideration of, and subject to and conditioned upon Executive’s execution and non-revocation of the release attached as Exhibit A to this Agreement (the “Release”) and the effectiveness of such Release as provided in Section 4 of this Agreement, and subject to Executive’s continuing compliance with his obligations in Sections 1, 6(b), 6(c) and 6(d) hereof, the Company will pay or provide to Executive the following payments and benefits, which Executive acknowledges and agrees constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement:

(a) Severance. The Company shall pay to Executive an amount equal to $314,000 (the “Severance Payment”), payable in equal installments in accordance with the Company’s payroll practices over the one year period commencing on the first payroll date after the Company is in receipt of the executed “Release”.

(b) Non- Compete. The Company shall pay to Executive an additional amount equal to $78,500 as additional consideration for Executive’s obligations under the Non-Compete provisions set forth in Section 6(d) hereof (the “Non-Compete Payment”) payable in equal installments in accordance with the Company’s payroll practices over the one year period commencing on the first payroll date after the Company is in receipt of the executed “Release”. Any breach or alleged breach of the agreement not to compete shall not affect the obligation of the Company to make the Severance Payment as set forth in paragraph 3(a) above.

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(b) Continued Health Care Benefits. If Executive timely elects continued health coverage under COBRA, the Company will pay all related COBRA premiums, and any other premiums required to maintain Executive’s health insurance coverage as in effect immediately prior to the Separation Date, for the one year period commencing on the Separation Date and ending August 31, 2017 (the “Premium Period”), which period shall run concurrently with the COBRA continuation period. An amount equal to the applicable premiums (or such other amounts as may be required by law) will be included in Executive’s income for tax purposes to the extent required by applicable law and the Company may withhold taxes from Executive’s other compensation for this purpose.

4. Release of Claims. Executive agrees that, as a condition to Executive’s right to receive the payments and benefits set forth in Section 3, within 21 calendar days following the Separation Date, Executive shall execute and deliver the Release to the Company. If Executive fails to execute and deliver the Release to the Company, or if the Release is revoked by Executive or otherwise does not become effective and irrevocable in accordance with its terms, then Executive will not be entitled to any payment or benefit under Section 3 of this Agreement.

5. Effect on Other Arrangements. Executive acknowledges that the payments and arrangements contained in this Agreement will constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and its affiliates and the termination thereof. Executive agrees that, as of the Separation Date, this Agreement supersedes and replaces the severance terms under any plan, program, policy or practice or contract or agreement of the Company and its affiliates, including the terms of the Employment Agreement between the Parties dated March 8, 2012, as amended December 20, 2012, March 27, 2013, and March 9, 2015 (the “Employment Agreement”), and that Company and its affiliates have no further obligations to Executive under any plan, program, policy or practice or contract or agreement, with the exception of the Company’s equity compensation plan and the equity award agreements.

6. Covenants.

(a) Claw Back Policy. Executive acknowledges that he shall remain subject to the provisions of the Company’s Claw Back Policy (the “Claw Back Policy”), as in effect on the Separation Date, which shall survive and continue in full force and effect notwithstanding the termination of Executive’s employment. The Parties acknowledge that, on and after the Separation Date, the Company may not amend or modify the Claw Back Policy in a manner that adversely affects Executive, unless the Company determines in good faith that such amendment or modification is required in order to comply with applicable laws or exchange listing requirements.

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(b) Non-Disparagement. Executive agrees that he will not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns. Nothing in this Section 6(b) shall preclude Executive from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that, to the extent permitted by law, Executive promptly informs the Company of any such obligation prior to participating in any such proceedings. The Company likewise agrees that it will not release any information or make any statements, and its officers and directors shall not do or say anything that could reasonably be expected to disparage or impact negatively the name or reputation in the marketplace of Executive. Nothing herein shall preclude the Company or any of its affiliates, employees, officers, directors, stockholders, members, principals or assigns from responding truthfully to any legal process or truthfully testifying in a legal or regulatory proceeding, provided that to the extent permitted by law, the Company will promptly inform Executive in advance if it has reason to believe such response or testimony will directly relate to Executive, or preclude the Company from complying with applicable disclosure requirements.

(c) Trade Secrets, Confidential and/or Proprietary Information. Executive agrees to keep and preserve as confidential: (i) all trade secrets and/or other proprietary and/or confidential information belonging to the Company; and (ii) all trade secrets and/or other proprietary and/or confidential information belonging to any third party which have been confidentially disclosed to the Company, which trade secrets and/or other proprietary and/or confidential information described in (i) and (ii) above (collectively, "Confidential Information") may have been developed or obtained by or disclosed to Executive by reason of Executive’s employment with the Company. Confidential Information will include, but not be limited to, all nonpublic information relating to the Company's: (i) business, research, development and marketing plans, strategies and forecasts; (ii) products (whether existing, in development, or being contemplated); (iii) customers' identities, usages, contract terms, pricing, and requirements; (iv) reports; (v) formulas; (vi) specifications; (vii) designs, software and other technology; (viii) research and development programs; (ix) terms of contracts; and (x) information obtained from or relating to any clients, customers, consultants, licensees or affiliates.

(d) Non-Compete. During the six (6) month period following the Separation Date the “Restricted Period”), Executive will not, directly or indirectly, whether on his own behalf or on behalf of a third party (i) engage in any part of the Business, assist others in engaging in any part of the Business or compete with the Company in any part of the Business, in each case, in any part of the United States of America (the “Restricted Territory”), (ii) have an interest in any Person that competes with or engages directly or indirectly in any part of the Business anywhere in the Restricted Territory, and in any capacity whatsoever, including as a partner, shareholder (other than as a less than two percent shareholder of a publicly traded corporation), member, employee, principal, agent, trustee or consultant, or (iii) cause, induce or encourage any Person who is (A) an employee, client, customer, supplier or licensor of the Company or any of its affiliates (including any existing or former client or customer of the Company or any of its affiliates) or (B) a prospective client, customer, supplier or licensor of the Company or any of its affiliates, in each case to terminate or modify any such relationship. Notwithstanding the above, the Company acknowledges that Executive may without using or disclosing any Confidential Information engage in certain preliminary activities in order to assess his ability or interest to engage in a competing business, such as contacting potential investors, inquiring about the availability of certain advanced wound care products (except for any products for which the Company sent a letter of intent to purchase during the last six months), and preparing a business plan (but shall not contact any key opinion leaders, customers, or employees or Company with respect to any potential new business) without violating this agreement not to compete. Executive understands that this agreement not to compete is an essential element of this Agreement, that the Company is paying additional consideration to Executive under this Agreement for this agreement not to compete, and that the Company would not have entered into this Agreement without this agreement not to compete having been included in it. Executive acknowledges that this agreement not to compete is reasonable and appropriate in all respects and in the specific context of the Business. For the purposes of this paragraph 6(d), the “Business” is defined as the advanced wound care business of the Company, and “Person” shall include an individual, corporation, partnership, limited liability company or any other entity.

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7. Indemnification and Insurance. The Company will continue in force its directors and officers liability insurance coverages with respect to any claims that may be asserted against Executive arising out of Executive’s employment with the Company. Executive shall be eligible for indemnification on the same basis as other former officers of the Company in accordance with its bylaws and applicable law after the Separation Date.

8. Miscellaneous.

(a) Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) or are exempt therefrom and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered so as to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, after consulting with Executive, reform such provision in a manner that is economically neutral to the Company to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. The Parties hereby acknowledge and agree that (i) the payments and benefits due to Executive under Section 3 above are payable or provided on account of Executive’s “separation from service” within the meaning of Section 409A; and (ii) each installment of Severance Payment payable to Executive under Section 3(a) is intended to be treated as a separate payment for purposes of Section 409A that is exempt from Section 409A, to the maximum extent possible, under the “short-term deferral” exemption of Treasury Regulation Section 1.409A-1(b)(4) and/or the “involuntary separation pay” exemption of Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding any provision of this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 409A, then any payment under this Agreement that is considered nonqualified deferred compensation subject to Section 409A will be paid no earlier than (1) the date that is six months after the date of Executive’s separation from service, or (2) the date of Executive’s death. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

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(b) Withholding. The Company or its affiliates, as applicable, may withhold from any amounts payable or benefits provided under this Agreement such federal, state, local, foreign or other taxes as will be required to be withheld pursuant to any applicable law or regulation. Notwithstanding the foregoing, Executive will be solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on Executive in connection with this Agreement (including any taxes, interest and penalties under Section 409A), and neither the Company nor its affiliates will have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes, interest or penalties. To the extent the Company or any affiliate is required to withhold any federal, state, local, foreign or other taxes in connection with the payment or exercise of an Equity Award, then the Company or an affiliate (as applicable) shall satisfy the minimum required tax withholding obligation via a net share withholding method authorized by the applicable equity plan.

(c) Severability. In construing this Agreement, if any portion of this Agreement will be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement will be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

(d) Successors. This Agreement is personal to Executive and without the prior written consent of the Company will not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s surviving spouse, heirs and legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its affiliates, and their respective successors and assigns.

(e) Final and Entire Agreement; Amendment. This Agreement, together with the Release, represents the final and entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the Parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the Parties, and stating the intent of the Parties to amend this Agreement.

(f) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without reference to conflict of laws principles.

(g) Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to Executive: at Executive’s most recent address on the records of the Company;

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If to the Company: Derma Sciences, Inc., 214 Carnegie Center, Suite 300, Princeton, NJ 08540, Attention: Chairman of the Board;

or to such other address as either Party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

(h) Cooperation. From and after the Separation Date, the Employee agrees to be available for and to and cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. The Employee understands and agrees that his cooperation would consist of making herself available to the Company on reasonable notice for interviews and factual investigations; appearing at the Company’s request to give deposition and trial testimony; volunteering to the Company relevant information; and turning over all relevant documents which are or may come into his possession. The Company understands that if the Company asks for his cooperation under this provision, the Company will reimburse him solely for reasonable pre-approved expenses upon his submission of proper documentation.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

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IN WITNESS WHEREOF, the Parties hereto have each executed this Agreement as of the date first above written.

Derma Sciences, Inc. /s/ Stephen T. Wills By: Stephen T. Wills Its: Chairman of the Board	EXECUTIVE /s/ Barry J. Wolfenson Barry J. Wolfenson

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EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into as of this ____ day of July, 2016, by and between Derma Sciences, Inc. (the “Company”) and Barry J. Wolfenson (“Executive”).

1. Employment Status. Executive’s employment with the Company and its affiliates is terminated effective as of July 31, 2016 (the “Separation Date”).

2. Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company shall provide Executive with the benefits set forth in Section 3 of the Separation Agreement between Executive and the Company dated as of July 31, 2016 (the “Separation Agreement”), upon the terms, and subject to the conditions, of the Separation Agreement. Executive agrees that Executive is not entitled to receive any additional payments as wages, vacation or bonuses except as otherwise provided under the Separation Agreement.

3. No Liability. This Release does not constitute an admission by the Company or its affiliates or predecessors, or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4. Release. In consideration of the payments and benefits set forth in Section 2 of this Release, Executive for himself/herself, his or her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Company Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Company Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation, (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Company Group’s incentive or equity compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act (“ADEA”), Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 (“Title VII”), the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990 (“ADA”), the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Lilly Ledbetter Fair Pay Act or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Company Group or the separation of Executive’s employment with the Company Group.

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Without limiting the foregoing paragraph, Executive represents that Executive understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Company as of the date Executive signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date Executive signs this Release, Executive may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626 and Executive voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Company Group from (i) any obligation under the Separation Agreement; and (ii) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes he may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company, its affiliates and their respective predecessors and successors in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

5. Return of Property. Executive warrants and represents that, as of the Separation Date, Executive has surrendered to the Company all documents, materials, and other property of the Company and/or its clients and has not photocopied or reproduced such documents. Executive further warrants and represents that, as of the Separation Date, Executive has returned to the Company any and all Company computer equipment and software, and any and all other equipment of the Company in Executive’s possession in good working order and reasonable condition, including any keys; provide Executive shall be entitled to retain his laptop computer and company phone.

6. Representation of No Pending Action and Agreement Not to Sue. Executive further agrees never to sue any Releasees or cause any Releasees to be sued regarding any matter within the scope of the above release. If Executive violates this Release by suing any Releasees or causing any Releasees to be sued, Executive shall continue to be bound by the release obligations of this Release and shall pay all costs and expenses of defending against the suit incurred by the Releasees, including reasonable attorneys’ fees, unless (1) paying such costs and expenses is prohibited by law, (2) the action is brought by Executive to enforce the terms of this Agreement, or (3) Executive is bringing an action relating to the validity of this Agreement.

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7. Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that he has been advised by the Company to seek the advice of legal counsel (at Executive’s cost) before entering into this Release. Executive acknowledges that he was given a period of at least 21 calendar days within which to consider and execute this Release, and to the extent that he executes this Release before the expiration of the 21-day period, he does so knowingly and voluntarily and only after consulting his attorney. Executive acknowledges and agrees that the promises made by the Company Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

8. Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 8(g) of the Separation Agreement by hand or overnight courier before 5:00 p.m. on the seventh day after signing this Release. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Release, it will be null and void in its entirety, and he will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of this Release.

9. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

Derma Sciences, Inc. By: Stephen T. Wills Its: Chairman of the Board	EXECUTIVE Barry J. Wolfenson

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